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          Report on Schedule and Consent of Independent Accountants


The Board of Directors
EDGAR Online, Inc.


The audits referred to in our report dated February 12, 1999, except for note 13a, which is as of March 25, 1999 and notes 13b and c, which are as of March 30, 1999, included the related financial statement schedule as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based or our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                                   KPMG LLP

Stamford, Connecticut
March 30, 1999